Exhibit 99.1
                                                                   ------------

                  HERLEY REPORTS RECORD THIRD QUARTER RESULTS

            THIRD QUARTER REVENUES INCREASED 14.5%, TO $26.9 MILLION

    INCOME FROM OPERATIONS INCREASED 16.1% WITH NET INCOME INCREASING 24.8%

Lancaster, PA June 5, 2003 - Herley Industries, Inc. (Nasdaq:HRLY) today reported strong financial results for the third quarter and nine months ended May 4, 2003. Third quarter and nine month results included increases in revenues, income from operations, net income and free cash flow (net cash provided by operating activities less capital expenditures).

Third Quarter Results
---------------------

For the third quarter of fiscal 2003, Herley reported revenues of $26.9 million, a 14.5% increase over the same period last year.

Income from operations for the third quarter was $4.8 million, 16.1% above the $4.1 million for the same period last year. Third quarter income from operations, as a percentage of sales was 17.7% compared to 17.5% for the same period last year.

Net income for the quarter was up 24.8% to $3.4 million, or $0.23 per diluted share, on 14.8 million diluted shares outstanding. Diluted shares outstanding increased 18.8% over the same period last year.

Nine-Month Results
------------------

Revenues were $79.2 million, a 17.2% increase over the same period last year.

Income from operations increased 23.6% to $14.0 million for the nine months ended May 4, 2003. Income from operations as a percentage of sales increased to 17.7%, compared to 16.8% for the prior nine-month period.

Income from continuing operations for the nine-month period was $10.0 million, an increase of 32.9% over the same period last year.

Earnings per share from continuing operations increased 6.5% to $0.66 per diluted share on 15.2 million diluted shares outstanding. Diluted shares outstanding increased 25.4% over the nine months of fiscal 2003 due primarily to the company's equity offering completed in April 2002. The offering placed approximately 3.0 million shares in the marketplace.

"Herley had a very strong third quarter and has had a very good nine months," said John M. Kelley, Executive Vice President of Herley. "During the quarter we had success in coordinating EWST's growing needs for microwave hardware with our Israeli and domestic operations, investing in new programs and products while sustaining margins that are among, if not the highest in the industry. As we enter our fourth quarter, we are confident that it will be our best quarter of fiscal 2003 and that we will be in a position to achieve excellent financial results in fiscal 2004."

Herley Industries, Inc. is a leader in the design, development and manufacture of microwave technology solutions for the defense, aerospace and medical industries worldwide. Based in Lancaster, PA, Herley has six locations and approximately 650 employees worldwide. Additional information about the company can be found on the Internet at www.herley.com

                    HERLEY INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands except share data)

                                                                               May 4,       July 28,
                                                                                2003          2002
                                                                             ---------      --------
                                                                            (Unaudited)
                                     ASSETS
Current Assets:
     Cash and cash equivalents                                              $  79,098       $  86,210
     Accounts receivable                                                       14,624          14,486
     Costs incurred and income recognized in excess
        of billings on uncompleted contracts                                    3,263           6,882
     Other receivables                                                            558             274
     Inventories, net of reserve of $2,522 in fiscal 2003
       and $2,407 in fiscal 2002                                               39,430          33,371
     Prepaid income taxes                                                        -                382
     Deferred taxes and other                                                   2,588           2,670
                                                                              -------         -------
                            Total Current Assets                              139,561         144,275
Property, Plant and Equipment, net                                             22,572          22,231
Goodwill                                                                       27,106          21,665
Intangibles, net of accumulated amortization of $176 in fiscal
               2003 and $145 in fiscal 2002                                       392             423
Available-For-Sale Securities                                                      46              46
Other Investments                                                                 160             195
Other Assets                                                                    1,062           1,367
                                                                              -------         -------
                                                                            $ 190,899       $ 190,202
                                                                              =======         =======
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
     Current portion of long-term debt                                      $     713       $     215
     Accounts payable and accrued expenses                                     11,144          12,857
     Income taxes payable                                                       1,327            -
     Reserve for contract losses                                                  975             820
     Advance payments on contracts                                              1,636           1,371
                                                                              -------         -------
                            Total Current Liabilities                          15,795          15,263
Long-term Debt                                                                  6,519           5,684
Deferred Income Taxes                                                           3,897           3,897
                                                                              -------         -------
                                                                               26,211          24,844
                                                                              -------         -------
Commitments and Contingencies
Shareholders' Equity:
     Common stock, $.10 par value; authorized
       20,000,000 shares; issued and outstanding
       13,993,201 at May 4, 2003 and 14,680,960 at July 28, 2002                1,399           1,468
     Additional paid-in capital                                               105,995         116,579
     Retained earnings                                                         57,539          47,541
     Accumulated other comprehensive loss                                        (245)           (230)
                                                                              -------         -------
                            Total Shareholders' Equity                        164,688         165,358

                                                                              -------         -------
                                                                           $  190,899       $ 190,202
                                                                              =======         =======

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

                    HERLEY INDUSTRIES, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                      (In thousands except per share data)


                                                                Thirteen weeks ended          Forty      Thirty-nine
                                                               -----------------------     weeks ended   weeks ended
                                                               May 4,        April 28,       May 4,        April 28,
                                                                2003           2002           2003            2002
                                                               ------         ------         ------         ------
Net sales                                                    $ 26,897       $ 23,499       $ 79,202       $ 67,552
                                                               ------         ------         ------         ------

Cost and expenses:
          Cost of products sold                                18,046         15,176         52,487         44,554
          Selling and administrative expenses                   3,839          3,629         11,628         10,291
          Litigation costs                                        241            585          1,069            956
          Plant closing costs                                    -              -              -               406
                                                               ------         ------         ------         ------
                                                               22,126         19,390         65,184         56,207
                                                               ------         ------         ------         ------

          Income from operations                                4,771          4,109         14,018         11,345
Other income (expense), net                                       155            (31)           642             55
                                                               ------         ------         ------         ------

          Income from continuing operations
              before income taxes                               4,926          4,078         14,660         11,400
Provision for income taxes                                      1,567          1,386          4,662          3,876
                                                               ------         ------         ------         ------

          Income from continuing operations                     3,359          2,692          9,998          7,524
Loss from discontinued operations
  (including loss on net assets held for sale
    of $1,166 in 2002) net of income taxes                       -              -              -              (921)
                                                               ------         ------         ------         ------
          Income before cumulative effect of change
            in accounting principle                             3,359          2,692          9,998          6,603
Cumulative effect of adopting SFAS 142                           -              -              -            (4,637)
                                                               ------         ------         ------         ------

          Net income                                         $  3,359       $  2,692       $  9,998       $  1,966
                                                               ======         ======         ======         ======

Earnings (loss) per common share - Basic
          Income from continuing operations                   $ .24          $ .23          $ .69          $ .67
          Loss from discontinued operations                      -              -              -            (.08)
          Cumulative effect of adopting SFAS 142                 -              -              -            (.42)
                                                                ---            ---            ---            ---
             Net earnings                                     $ .24          $ .23          $ .69          $ .18
                                                                ===            ===            ===            ===

          Basic weighted average shares                        14,218         11,559         14,449         11,164
                                                               ======         ======         ======         ======

Earnings (loss) per common share - Diluted
          Income from continuing operations                   $ .23          $ .22          $ .66            .62
          Loss from discontinued operations                      -              -              -            (.08)
          Cumulative effect of adopting SFAS 142                 -              -              -            (.38)
                                                                ---            ---            ---            ---
             Net earnings                                     $ .23          $ .22          $ .66          $ .16
                                                                ===            ===            ===            ===

          Diluted weighted average shares                      14,848         12,495         15,175         12,099
                                                               ======         ======         ======         ======

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
For information at Herley contact:  John M. Kelley, Executive Vice President
                              Tel:  (717) 735-8117

Safe Harbor Statement - Except for the historical information contained herein, this release may contain forward-looking statements. Such statements are inherently subject to risks and uncertainties. The Company's results could differ materially based on various factors, including, but not limited to cancellation or deferral of customer orders, difficulties in the timely development of new products, difficulties in manufacturing, increased competitive pressures, and general economic conditions.

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